Exhibit (j)
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated October 21, 2011 on the financial statements of the Columbia Diversified Bond Fund, Columbia Marsico Flexible Capital Fund, and Columbia Minnesota Tax-Exempt Fund, of the Columbia Funds Series Trust II, included in the Annual Reports for the period ended August 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
October 26, 2011